Exhibit 99.2

Consent of Stifel, Nicolaus & Company, Incorporated

October 23, 2014

Board of Directors

Viasystems Group, Inc.

101 South Hanley Road

Suite 1800

St. Louis, MO 63105

Re: Initially Filed Registration Statement on Form S-4 of TTM Technologies, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 21, 2014 (the “Opinion”), which was delivered to you in connection with the Agreement and Plan of Merger, dated as of September 21, 2014 (the “Agreement”), among Viasystems Group, Inc. (the “Company”), TTM Technologies, Inc. (“TTM”) and Vector Acquisition Corp., with respect to the fairness from a financial point of view to the holders of the Company Shares (as defined in the Opinion) of the Merger Consideration (as defined in the Opinion) to be received by such holders of Company Shares from TTM in the Merger (as defined in the Agreement) pursuant to the Agreement, subject to the assumptions, qualifications and limitations set forth in the Opinion.

The Opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion under the captions “Summary,” “Risk Factors,” “Recommendation of the Viasystems Board of Directors and Viasystems’ Reasons for the Merger,” and “Opinion of Financial Advisor to Viasystems” and to the inclusion of the foregoing Opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is the Opinion to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder nor do we thereby admit we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

(STIFEL, NICOLAUS & COMPANY, INCORPORATED)